UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

American Dairy, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Utah	90-0208758
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Star City International Building, 10 Jiuxianqiao Road, C-16th Floor Chaoyang District, Beijing, China, 100016
(Address of Principal Executive Offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, $0.001 par value per share	New York Stock Exchange, Inc.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which the form relates:  Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

Explanatory Note

This registration statement for the common stock, $0.001 par value per share, of American Dairy, Inc. is filed with the Securities and Exchange Commission, or the SEC, in connection with the application of American Dairy, Inc. to list its common stock on the New York Stock Exchange, Inc.  Unless the context otherwise requires, the terms “we,” “us,” “our,” “American Dairy,” and “the Company” refer to American Dairy, Inc., a Utah corporation, and its consolidated subsidiaries.

Item 1. Description of Registrant’s Securities to be Registered.

General

As of May 27, 2009, our authorized capital stock consisted of 50,000,000 shares of common stock, par value $0.001 per share.  As of May 27, 2009, 17,317,307 shares of our common stock were issued and outstanding, all of which were fully paid and non-assessable.

As of May 27, 2009, there were approximately 433 record holders of our common stock.  This does not include the number of beneficial owners whose stock is held in nominee or street name accounts through brokers.  The closing price of our common stock as reported on the NYSE Arca on May 27, 2009 was $36.75 per share.

Set forth below is a summary description of certain material terms of our common stock.  This description does not purport to be complete and is qualified in its entirety by reference to our articles of incorporation, as amended, our bylaws, and applicable Utah state law.  Copies of our articles of incorporation, as amended, are filed as Exhibit 1 to our Form 10-SB filed with the SEC on September 16, 1999 and as Exhibit 3.2 to our Form 10-KSB/A filed with the SEC on May 25, 2004, and our bylaws are filed as Exhibit 2 to our Form 10-SB filed with the SEC on September 16, 1999, each of which is hereby incorporated herein by reference.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters voted upon by shareholders, including the election of directors.  The holders of common stock have no preemptive rights to purchase or subscribe for any stock of American Dairy now or hereafter authorized or for securities convertible into such stock.  Holders of common stock have no rights to convert their common stock into any other securities, and there are no redemption or sinking fund provisions applicable to the common stock.  All of the outstanding shares of our common stock are fully paid and nonassessable.  Upon any liquidation of American Dairy, the holders of our common stock are entitled to share ratably in assets available for distribution to shareholders.  Holders of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our Board of Directors may from time to time determine.

Shareholders are not entitled to cumulative voting rights and, accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect the entire class of directors to be elected each year if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person as a director of such class.

Transfer Agent and Registrar

The transfer agent and registrar for American Dairy is Progressive Transfer Co., 1981 Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117-5148; telephone +1 (801) 272-9294.

Listing

Our common stock is listed on the New York Stock Exchange, Inc. under the symbol “ADY.”

Item 2. Exhibits.

Pursuant to the Instructions as to Exhibits for Form 8-A, no exhibits are required to be filed hereto because no other securities of the Company are registered on the New York Stock Exchange, Inc. and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

AMERICAN DAIRY, INC.

Date: June 5, 2009	By:	/s/ Leng You-Bin
Leng You-Bin
Chairman, Chief Executive Officer, President and General Manger